Exhibit 1.2

SUNOCO, INC.

(“Company”)

Debt Securities

TERMS AGREEMENT

December 11, 2006

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

and

J.P. Morgan Securities, Inc.

270 Park Avenue

New York, New York 10017

As Representatives of the Underwriters identified herein

Dear Ladies and Gentlemen:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement filed as an exhibit to the Company’s registration statement on Form S-3 (No. 333-40876) (“Underwriting Agreement”), the following securities (“Offered Securities”) on the following terms:

Title: 5.750% Notes Due January 15, 2017.

Principal Amount: $400,000,000.

Interest: 5.750% per annum, from December 14, 2006 payable semiannually on January 15 and July 15, commencing July 15, 2007, to holders of record on the preceding January 1 and July 1, as the case may be.

Maturity: January 15, 2017

Optional Redemption: The Offered Securities will be redeemable in whole or in part, at the Company’s option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Offered Securities to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined in the prospectus supplement) on the

Offered Securities, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 25 basis points, plus accrued interest on the principal amount being redeemed to the redemption date.

Sinking Fund: Not Applicable.

Listing: Not Applicable.

Delayed Delivery Contracts: None

Purchase Price: 99.629% of principal amount, plus accrued interest, if any, from December 14, 2006.

Expected Reoffering Price: 5.798 % of principal amount, subject to change by the undersigned.

Closing: 9:00 A.M. (New York time) on December 14, 2006, at Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017-3954, in Federal (same day) funds.

Settlement and Trading: Book-Entry Only via DTC.

Blackout: The Company will not issue any additional debt securities denominated in U.S. dollars prior to December 14, 2006.

Name and Address of Representatives:

Citigroup Global Markets Inc.

388 Greenwich Street, 32nd Floor

New York, New York 10013

Attention: Legal Department

J.P. Morgan Securities Inc.

270 Park Avenue – 8th Floor

New York, New York 10017

Attention: High Grade Syndicate Desk

The respective principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference.

The Offered Securities will be made available for checking and packaging at the office of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017-3954 at least 24 hours prior to the Closing Date. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Preliminary Prospectus and the Final Prospectus consists of the concession and reallowance figures appearing in the fourth paragraph, the information regarding stabilization and penalty bids appearing in the sixth, seventh and eighth paragraphs and the information regarding electronic delivery appearing in the eleventh paragraph under the caption “Underwriting” in the prospectus supplement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

SUNOCO, INC.

By	/s/ Paul A. Mulholland
Name:	Paul A. Mulholland
Title:	Treasurer

The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian Bednarski
Name:	Brian Bednarski
Title:	Director

J.P. MORGAN SECURITIES INC.

By	/s/ Robert Bottamedi
Name:	Robert Bottamedi
Title:	Vice President

Acting on behalf of themselves and as the Representatives of the several Underwriters.

[Signature page to Terms Agreement]

SCHEDULE 1

SCHEDULE II

PRICING TERM SHEET

Issuer:	Sunoco, Inc.
Principal Amount:	$400,000,000
Title of Securities:	5.750% Notes due 2017
Trade Date:	December 11, 2006
Original Issue Date (Settlement Date):	December 14, 2006
Maturity Date:	January 15, 2017
Yield to Maturity:	5.798%
Spread to Benchmark Treasury:	128 basis points
Benchmark Treasury:	4.625% due November 15, 2016
Benchmark Treasury Price and Yield:	100-27 /4.518%
Public Offering Price (Issue Price):	99.629%
Interest Rate:	5.750% per annum
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2007
Redemption Provision:	Make-whole call at the Treasury Rate plus 25 basis points
Anticipated Ratings:	Baa2/BBB/BBB (Moody’s/S&P/Fitch)
CUSIP/ISIN:	86764P AD 1 / US86764PAD15
Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Senior Co-Managers:	Barclays Capital Inc., Banc of America Securities LLC, Lazard Capital Markets LLC
Co-Managers:	Calyon Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc., Lehman Brothers Inc., Mellon Financial Markets, LLC, PNC Capital Markets, Inc., Piper Jaffray & Co., Scotia Capital (USA) Inc., SunTrust Capital Markets, Inc., UBS Securities LLC, Wachovia Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. at 1-888-858-5407 or (ii) J.P. Morgan Securities Inc. at 1-212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

SCHEDULE A

Underwriter	Principal Amount
Citigroup Global Markets Inc	$100,000,000
J.P. Morgan Securities Inc.	$100,000,000
Barclays Capital Inc.	$32,000,000
Banc of America Securities LLC	$24,000,000
Lazard Capital Markets LLC	$24,000,000
Calyon Securities (USA) Inc.	$10,000,000
Credit Suisse Securities (USA) LLC	$10,000,000
Greenwich Capital Markets Inc.	$10,000,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	$10,000,000
Lehman Brothers Inc.	$10,000,000
Mellon Financial Markets, LLC	$10,000,000
PNC Capital Markets, Inc	$10,000,000
Piper Jaffray & Co.,	$10,000,000
Scotia Capital (USA) Inc.	$10,000,000
SunTrust Capital Markets, Inc.	$10,000,000
UBS Securities LLC	$10,000,000
Wachovia Capital Markets, LLC	$10,000,000
Total	$400,000,000